Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 13, 2018, relating to the combined financial statements of Homes Business of Honeywell International Inc. and subsidiaries (now known as Resideo Technologies, Inc.) (which expresses an unqualified opinion and includes an emphasis of matter paragraph relating to the basis of presentation of the combined financial statements and referring to the expense allocation of certain corporate functions historically provided by Honeywell International Inc.), appearing in Amendment No. 2 to Form 10 (Registration No. 001-38635) of Resideo Technologies, Inc.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

December 6, 2018